As filed with the Securities and Exchange Commission on September 16, 2016

Registration No. 333-194510

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

FORWARD INDUSTRIES, INC.

New York (State or other jurisdiction of incorporation or organization)	13-1950672 (I.R.S. Employer Identification No.)

477 S. Rosemary Ave., Suite 219 West Palm Beach, FL (Address of principal executive offices)	33401 (Zip Code)

Forward Industries, Inc. 2011 Long Term Incentive Plan

Forward Industries, Inc. 2007 Equity Incentive Plan, as amended

(Full title of the plan)

Michael Matte

Chief Financial Officer

Forward Industries, Inc.

477 S. Rosemary Ave., Suite 219

West Palm Beach, Florida 33401

(Name and address of agent for service)

(561) 456-0030

(Telephone number, including area code, of agent for service)

With a copy to:

Brian S. Bernstein, Esq.

Nason Yeager Gerson White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

(561) 471-3516

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act).

[ ] Large accelerated filer [ ] Non-accelerated filer (Do not check if a smaller reporting company)	[ ] Accelerated filer [X] Smaller reporting company

Additional Registration No.: 333-165075

EXPLANATORY NOTE

Pursuant to Rule 429 of the Securities Act of 1933 (the “Securities Act”), this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-194510, of Forward Industries, Inc. (“Forward,” the “Company,” “we”, “us” or “our”) also serves as a Post-Effective Amendment to the Registration Statement on Form S-8 of the Company identified by the following File No.: 333-165075.

This Post-Effective Amendment No. 1 to Form S-8 is being filed solely for the purpose of filing a revised reoffer prospectus that forms a part of this Post-Effective Amendment relating to the resale of control securities acquired or to be acquired by selling stockholders pursuant to the Company’s 2011 Long Term Incentive Plan (the “2011 Plan”) and the 2007 Equity Incentive Plan, as amended (the “2007 Plan”) (collectively, the “Plans”). The reoffer prospectus contained herein is intended to be a combined prospectus under Rule 429 of the Securities Act, and has been prepared in accordance with the requirements of General Instruction C of Form S-8 and Part I of Form S-3, to be used in connection with reoffers and resales of control securities that have been or will be acquired by the selling stockholders.  The reoffer prospectus may be utilized for reofferings and resales of shares of Common Stock acquired pursuant to the Plans, the shares of which were previously registered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plans, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Company is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Forward Industries, Inc.

477 S. Rosemary Ave., Suite 219

West Palm Beach, Florida 33401

Attention: Chief Financial Officer

(561) 456-0030

RESALE PROSPECTUS

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant’s Plans by officers or directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933.

RESALE PROSPECTUS

1,650,000 SHARES OF COMMON STOCK

FORWARD INDUSTRIES, INC.

2011 LONG TERM INCENTIVE PLAN AND 2007 EQUITY INCENTIVE PLAN

This prospectus relates to the reoffer and resale by certain selling stockholders of shares of Forward Industries, Inc. (“Forward”, the “Company”, “we”, “our” or “us”) that may be issued by us to the selling stockholders upon the exercise of stock options granted under our 2011 Plan and our 2007 Plan (the “Reoffer Prospectus”).  In addition, this Reoffer Prospectus relates to 354,317 shares of restricted stock and shares underlying stock options held by the selling stockholders and which were issued under our 2011 Plan and 2007 Plan.  This Reoffer Prospectus also relates to certain underlying options and shares of restricted stock that have not as of this date been granted.  If and when such options or shares of restricted stock are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options or the shares of restricted stock, we will distribute a prospectus supplement.  The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq Capital Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated.  See “Plan of Distribution.”  We will bear all expenses in connection with the preparation of this prospectus.

Our Common Stock is listed on the Nasdaq Capital Market. On September 15, 2016, the closing price for the Common Stock, as reported by Nasdaq, was $1.50.

This investment involves risk. See “Risk Factors” beginning at page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE.  THEY HAVE NOT MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 16, 2016.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the SEC for our common stock, $0.01 par value per share (the “Common Stock”), offered in this offering.  This Reoffer Prospectus does not contain all the information set forth in the Registration Statement.  You should refer to the Registration Statement and its exhibits for additional information.  Whenever we make references in this Reoffer Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits to the Registration Statement for copies of the actual contracts, agreements or other documents.

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Reports, proxy statements and other information concerning us can also be inspected at the Nasdaq Global Market Operations, 1735 K Street, N.W., Washington, D.C. 20006.  You may also find recent documents we filed on our website at www.forwardindustries.com.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this Reoffer Prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) (except with respect to information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K only those reports that so indicate on the cover page thereof) of the Securities Exchange Act of 1934 (the “Exchange Act”), until the sale of all the shares of Common Stock that are part of this offering.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus. The documents we are incorporating by reference are as follows:

(1)	Our Annual Report on Form 10-K filed with the SEC on December 16, 2015 for the fiscal year ended September 30, 2015;
(2)

Our Quarterly Report on Form 10-Q filed with the SEC on August 12, 2016 for the quarter ended June 30, 2016, our Quarterly Report on Form 10-Q filed with the SEC on May 16, 2016 for the quarter ended March 31, 2016, and our Quarterly Report on Form 10-Q filed with the SEC on February 9, 2016 for the quarter ended December 31, 2015;

(3)

Our Current Reports on Form 8-K filed with the SEC on August 12, 2016, May 16, 2016, February 9, 2016, January 22, 2016 and December 9, 2015 (other than portions of those documents designated as “furnished”); and

(4)	The description of our Common Stock contained in our registration statement on Form S-1, filed pursuant to Section 12 of the Exchange Act on March 26, 2014.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

Forward Industries, Inc.
477 S. Rosemary Ave., Suite 219
West Palm Beach, Florida 33401
Attention: Chief Financial Officer
(561) 456-0030

ABOUT THIS PROSPECTUS

This Reoffer Prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided or incorporated by reference in this Reoffer Prospectus or any related supplement.  We have not authorized anyone else to provide you with different information.  The selling stockholders will not make an offer of these shares in any state where the offer is not permitted.  You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

RISK FACTORS

We have a history of losses and negative cash flow from operations. We cannot assure you that we will sustain profitability in the future.

     We have incurred significant losses and negative cash flows from operations in recent years. We incurred net losses of approximately $1.4 million and $0.8 million for the fiscal years ended September 30, 2015 and 2014, respectively, and had net cash used in operating activities of approximately $2.0 million for the fiscal year ended September 30, 2015 and net cash provided by operating activities of approximately $0.2 million for the fiscal year ended September 30, 2014. Further, we may incur net losses in future reporting periods as we incur expenses associated with the continuation of our business as well as its subsequent development, which development cannot be guaranteed. There is no assurance our future operations will continue to be profitable. If we cannot generate sufficient revenues to operate profitably, we may be forced to cease or suspend operations, or we may be required to raise additional capital to maintain or grow our operations. There is no assurance that we will be able to raise such additional capital.

     We expect to continue to invest incremental cash resources to execute our growth strategy. While we believe that our existing cash resources are sufficient to support our growth strategy, there can be no assurances that our growth strategy will be successful or that we will earn a return on these investments.

Our business remains highly concentrated in our Diabetic Products line. If our Diabetic Products line were to suffer the loss of a principal customer or a material decline in or loss of sales, our business would be materially and adversely affected.

     Sales of Diabetic Products to Original Equipment Manufacturer (“OEM”) customers accounted for approximately 89% and 83% of net revenues from continuing operations in the nine months ended June 30, 2106 and fiscal 2015, respectively. As a result, our financial condition and results of operations are subject to higher risk from the loss of a major diabetic customer or changes in their business practices; for example, a decision to reduce or eliminate inclusion of cases in box with the electronic device or a decision to focus on insulin pumps instead of insulin by injection. In any such events, our business would be materially and adversely affected.

The loss of any of, or a material reduction in orders from, our largest customers, would materially and adversely affect our results of operations and financial condition.

     Our business is and has been characterized by a high degree of customer concentration. Our four largest customers accounted for approximately 82% and 76% of net sales from continuing operations in fiscal 2015 and fiscal 2014, respectively. The loss of any of these customers, whether as a result of its purchase of its carry solution requirements from another vendor, its decision to manufacture its own carrying cases, its decision to award its orders to one of our competitors, or otherwise, would have a material adverse effect on our financial condition, liquidity and results of operations.

If any one or more of our OEM customers elects to reduce or discontinue inclusion of cases “in box”, our results of operations and financial condition would be materially and adversely affected.

     The predominant percentage of our revenues is derived from sales of case accessories to our OEM customers who package our cases “in box” with their electronics. During recent years, there have been numerous federal legislative and administrative actions that have affected government programs, including adjustments that have reduced or increased payments to healthcare providers and patients. For example, the federal healthcare reform legislation that was enacted in March 2010 (known as the Patient Protection and Affordable Care Act of 2010 (“ACA”)) may reduce reimbursement for some healthcare providers and patients while increasing reimbursement for others. In addition, ACA mandates the implementation of various programs and value and quality-based reimbursement incentives that may impact the amount of reimbursement for healthcare providers and patients. In addition and more significantly, third-party payers, including governmental health administration authorities, managed care providers and private health insurers, have increasingly challenged the price and examined the cost effectiveness of medical products and services, which has affected the reimbursement of such products to patients. Due to this uncertainty in medical reimbursements, OEMs have experienced reductions in demand and, as a result, have sought continuously to reduce expenses. If one or more of our OEM customers generally begins to reduce or discontinue the practice of including carry case accessories “in box”, we would incur a significant decline in revenues and our results of operations and financial condition would be materially and adversely affected.

We continue to encounter pressures from our largest OEM customers to maintain or even decrease prices or to supply lower priced carry solutions, and expect such pressure to persist. The effects of such price constraints on our business may be exacerbated by inflationary pressures that affect our costs of supply.

     We continue to experience significant pricing pressure from our largest OEM customers to maintain or even reduce the prices we charge them. When we are unable to extract comparable concessions from our suppliers on prices they charge us, our product sales margins erode. In addition, competitors may reduce their average selling prices faster than we are able to reduce costs, which can also accelerate the rate of decline of our selling prices.

     In addition to margin compression from customers in general, we are encountering increased pricing from our Chinese suppliers who are reacting to inflationary increases in materials and labor costs incurred by them. In addition, prices that our Chinese vendors charge to us may reflect appreciation of the Chinese currency against the U.S. dollar, which can be passed through to us in the form of higher U.S. dollar prices. This in turn will tend to reduce gross profit if we are unable to raise our prices. Any decrease in demand for our products, coupled with pressure from the market and our customers to decrease our prices, would materially adversely affect our business, financial condition, and results of operations.

Increasingly, our customers are requesting that we enter into supply agreements with them that have restrictive terms and conditions. These agreements typically include provisions that increase our financial exposure, which could result in significant costs to us.

     Increasingly, our customers are requesting that we enter into supply agreements with them.  Recently, we entered into supply agreements with three customers.  These agreements do not include minimum volume commitments, but do include provisions that generally serve to increase our exposure for product liability and limited sales returns, which could result in higher costs to us as a result of such claims. In addition, these agreements typically contain provisions that seek to limit our operational and pricing flexibility and extend payment terms, which could materially adversely affect our cash flow, business, financial condition, and results of operations.

We depend on a single exclusive buying agent who, in turn, depends on a limited number of key suppliers.

     Our Chairman, Chief Executive Officer and largest shareholder is a principal of Forward China, which is our exclusive sourcing agent and is located in the Asia Pacific region (“APAC”). We have entered into a Buying Agency and Supply Agreement with Forward China whereby Forward China acts as the Company’s exclusive agent to arrange for sourcing, manufacturing and exporting the Company’s products. Forward China has relied on a limited number of suppliers to supply the component parts and pieces necessary for the production of our carry and protective solutions products. As a result, our ability to effectively push back against rising material costs may diminish. In addition, any inability to obtain supplies from a single or limited number of suppliers may result in difficulty obtaining the supplies necessary for our business and may restrict our ability to produce our carry and protective solutions products. Where practical, we intend to establish alternative sources to mitigate the risk that the failure of any single supplier will adversely affect our business. Nevertheless, a prolonged inability to obtain certain components or the failure of one of our suppliers could impair our ability to ship products and generate revenues, which could adversely affect our operating results and damage our customer relationships.

     In addition, we depend significantly on Forward China as our exclusive buying agent for substantially all of our component parts in APAC. As a result, we have limited visibility as to our supplier base, making it difficult to forecast future events and to plan our operations. In addition, if Forward China fails to satisfactorily perform its obligations, including payment obligations, to our suppliers or its duties to us as our exclusive buying agent as a result of financial or other difficulties or for any other reason, or if our relationship with Forward China were to suffer, we could suffer irreparable harm resulting in substantial harm to our business.

Our business has benefited from OEMs deciding to outsource their carry and protective solutions assembly needs to us. If OEMs choose to provide these services in-house or select other providers, our business could suffer.

     Our future revenue growth partially depends on new outsourcing opportunities from OEMs. Current and prospective customers continuously evaluate our performance against other providers. They also evaluate the potential benefits of manufacturing their products themselves. To the extent that outsourcing opportunities are not available either due to OEM decisions to produce these products themselves or to use other providers, our financial results and future growth could be materially adversely affected.

If we are unable to provide our customers with high-quality products, and responsive service, or if we are unable to deliver our products to our customers in a timely manner, our business, financial condition, and results of operations may be materially adversely affected.

     In order to maintain our existing customer base and obtain business from new OEM customers, we must demonstrate our ability to produce our products at the level of quality, responsiveness of service, timeliness of delivery, and cost that our customers require. If our products are of substandard quality, if they are not delivered on time, if we are not responsive to our customers’ demands, or if we cannot meet our customers’ requirements, our reputation as a reliable supplier of our products would likely be damaged. If we are unable to meet anticipated product and service standards, we may be unable to obtain new contracts or keep our existing customers, and this would have a material adverse effect on our business, financial condition, and results of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

     Effective internal control over financial reporting is necessary for us to provide reliable financial reports. If we cannot maintain effective controls and reliable financial reports, our business and operating results could be harmed. We continue to work on improvements to our internal controls over financial reporting. Any failure to implement and maintain internal controls over our financial reporting or difficulties encountered in the implementation of improvements in our controls, could cause us to fail to meet our reporting obligations. Any failure to improve our internal controls over financial reporting or to address identified weaknesses in the future, if they were to occur, could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

If we are unable to manage our growth effectively, our business, financial condition, and results of operations could be materially adversely affected.

     We may experience growth in the scope and complexity of our operations. This growth may strain our managerial, financial, manufacturing, and other resources. In order to manage our growth, we may be required to continue to implement additional operating and financial controls and hire and train additional personnel. There can be no assurance that we will be able to do so in the future, and failure to do so could jeopardize our expansion plans and seriously harm our operations.

Our results of operations are subject to the risks of fluctuations in the values of foreign currencies relative to the U.S. Dollar.

     Our results of operations are expressed in U.S. dollars. When the U.S. dollar appreciates or depreciates in value against a currency in which all or a significant portion of revenues or other accounts receivable are denominated, such as the Euro, our results of operations can be adversely affected or benefited, respectively. The degree of impact is proportional to the amount of foreign currency expense or revenue, as the case may be, and the fluctuations in exchange rates over the period in which the effect is measured on our financial statements. In addition, such currency fluctuations may affect the comparability of our results of operations between financial periods.

Future revenues are difficult to predict and are likely to show significant variability as a consequence of customer concentration.

     Because our revenues are highly concentrated in a few large customers, and because the volumes of these customers’ order flows to us can fluctuate markedly in a short period of time, our quarterly revenues, and consequently our results of operations, may be highly variable and subject to significant changes over a relatively short period of time. Our largest OEM customers may keep consumer products with which our carry solutions are packaged “in-box” in active promotion for many months, or for a very short period of time, depending on various factors, including sales trends for the product, product development cycles, new product introductions, and our customers' competitors' product offerings. As demand for the consumer product relating to the in-box program matures and decreases, we may be forced to accept significant price and/or volume reductions in customer orders for our carry solutions, which will adversely affect revenue. These factors tend to lead to a high degree of variability in our quarterly revenue levels. Significant, rapid shifts in our operating results may occur if and when one or more of these customers increase or decrease the size(s) of, or eliminate, their orders from us by amounts that are material to our business.

Our gross margins, and therefore our profitability, vary considerably by customer and by product, and if the contribution margin from one or more OEM customers or products changes materially, relative to total revenues, our gross profit percentage may fluctuate.

     Our gross profit margins on the products we sell can vary widely depending on the product type, customer and order size. Because of the broad variability in price ranges and product types, we anticipate that gross margins, and accordingly their impact on operating income or loss, may fluctuate depending on the relative contribution margin from each customer or product.

Product manufacture is often outsourced by our OEM customers to contract manufacturing firms in China and in these instances it is the contract manufacturer to which we must look for payment.

     Contract manufacturing firms are performing manufacturing, assembly, and product packaging functions, including the bundling of our product accessories with the OEM customer's product. As a consequence of this business practice, we often sell our carry solution products directly to the contract manufacturing firm. This is particularly significant in the case of diabetic product sales to certain customers. In these cases, we invoice the contract manufacturing firm and not the OEM customer. Therefore, it is the contract manufacturing firm to which we must look for payment in such instances and not our OEM customer. This may alter the credit profile of our customer base and may involve significant purchase order volumes. In some, but not all cases, the manufacturing firm is itself a large, multinational entity with significant financial resources.

Our dependence on foreign manufacturers creates quality control and other risks to our business. From time to time we may experience certain quality control, on-time delivery, cost, or other issues that may jeopardize customer relationships.

     Our reliance on foreign suppliers, manufacturers and other contractors involves significant risks, including risk of product quality issues and reduced control over quality assurance, manufacturing yields and costs, pricing, timely delivery schedules, the potential lack of adequate manufacturing capacity and availability of product, the lack of capital and potential misappropriation of our designs. In any such event, our reputation and our business will be harmed.

Our shipments of products via container may become subject to delays or cancellation due to work stoppages or slowdowns, piracy, damage to port facilities caused by weather or terrorism, and congestion due to inadequacy of port terminal equipment and other causes.

     To the extent that there are disruptions or delays in loading container cargo in ports of origin or off-loading cargo at ports of destination as a result of labor disputes, work-rules related slowdowns, tariff or World Trade Organization-related disputes, piracy, physical damage to port terminal facilities or equipment caused by severe weather or terrorist incidents, congestion in port terminal facilities, inadequate equipment to load, dock and offload container vessels or energy-related tie-ups or otherwise, or for other reasons, product shipments to our customers will be delayed. In any such case, our customer may cancel or change the terms of its purchase order, resulting in a cancellation or delay of payments to us. A closure or partial closure of port facilities or other causes of delays in the loading, importation, offloading or movement of our products to the shipping destination agreed with our customer could result in increased expenses, as we try to avoid such delays, delayed shipments or cancelled orders, or all of the above. Depending on the severity of such consequences, this may have an adverse effect on our business.

The OEM carrying solutions business is highly competitive and does not pose significant barriers to entry.

     There are many competitors in the sale of carry solutions products to OEMs, and competition is intense. Since little or no significant proprietary technology is involved in the design, production or distribution of the types of products we sell, others may enter the business with relative ease and compete against us. Such competition may result in the diminution of our market share or the loss of one or more major OEM customers, thereby adversely affecting our net sales, results of operations, and financial condition. Many of our competitors are larger, better capitalized and more diversified than we are and may be better able to withstand a downturn in the general economy or in the product areas in which we specialize. These competitors may also have less sales concentration than we do and be better able to withstand the loss of a key customer or diminution in its orders.

Our business could suffer if the services of key sales personnel we rely on were lost to us.

     We are highly dependent on the efforts and services of certain key sales representatives who have account responsibility for, and have longstanding relationships with one or more of our largest customers. Our business could be materially and adversely affected if we lost the services of any such individual. If we lost the services of a key sales representative, we might experience a material reduction in orders from his customers, resulting in a loss of revenues, which would materially and adversely affect our results of operations and financial condition.

We maintain cash balances in our bank accounts that exceed the FDIC insurance limits.

     We maintain our cash assets at commercial banks in the U.S. in amounts in excess of the Federal Deposit Insurance Corporation insurance limit of $250,000 and in Europe in amounts that may exceed any applicable deposit insurance limits. In the event of a failure at a commercial bank where we maintain our deposits, or uninsured losses on money market or other cash equivalents in which we maintain cash balances, we may incur a loss to the extent such loss exceeds the insurance limits, which could have a material adverse effect upon our financial conditions and our results of operations.

Our Chairman and Chief Executive Officer is a significant shareholder, which makes it possible for him to have significant influence over the outcome of all matters submitted to our shareholders for approval and which influence may be alleged to conflict with our interests and the interests of our other shareholders.

     Terence Wise, our Chairman and Chief Executive Officer, is a significant shareholder who beneficially owns approximately 18% of the outstanding shares of our common stock as of September 15, 2016. Mr. Wise has substantial influence over the outcome of all matters submitted to our shareholders for approval, including the election of our directors and other corporate actions. This influence may be alleged to conflict with our interests and the interests of our other shareholders. In 2014, Mr. Wise successfully launched a proxy contest to elect a different slate of directors than what our Company proposed to shareholders. In addition, such influence by Mr. Wise could have the effect of discouraging potential business partners or create actual or perceived governance instabilities that could adversely affect the price of our common stock.

THE COMPANY

     Forward Industries, Inc. is a designer and distributor of specialty and promotional products. The Company designs, markets, and distributes carry and protective solutions, primarily for hand held electronic devices. The Company’s principal customer market is original equipment manufacturers, or “OEMs” (or the contract manufacturing firms of these OEM customers), that either package their products as accessories “in box” together with their branded product offerings, or sell them through their retail distribution channels. The Company does not manufacture any of its OEM products and sources substantially all of its OEM products from independent suppliers in China.   Our principal executive offices are located at 477 S. Rosemary Ave., Suite 219, West Palm Beach, Florida 33401.  Our telephone number is (561) 456-0030.

USE OF PROCEEDS

The shares of Common Stock offered hereby are being registered for the account of the selling stockholders identified in this Reoffer Prospectus.  See “Selling Stockholders.”  All net proceeds from the sale of the Common Stock will go to the stockholders who offer and sell their shares.  We will not receive any part of the proceeds from such sales of Common Stock.  We will, however, receive the exercise price of the options at the time of their exercise.  Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDERS

This Reoffer Prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 2011 Plan and 2007 Plan. The names of such individuals who may be selling stockholders from time to time are listed below, along with the number of shares of Common Stock currently owned by them and the number of shares offered for sale. The address of each individual is in care of Forward Industries, Inc. 477 S. Rosemary Ave., Suite 219, West Palm Beach, Florida 33401.

The following table shows, as of September 15, 2016:

•	the name of each selling stockholder;

•	how many shares the selling stockholder beneficially owns;

•	how many shares the selling stockholder can resell under this prospectus; and

•	assuming a selling stockholder sells all shares listed next to his or her name, how many shares the selling stockholder will beneficially own after completion of the offering.

We may amend or supplement this prospectus form time to time in the future to update or change this list of selling stockholders and shares that may be resold.

Name	Number of shares of Common Stock Beneficially Owned (1)	Number of Shares to be Offered for Resale (1)	Number of shares of Common Stock Owned After Completion of the Offering	Percentage of Class to be Owned After Completion of the Offering
Howard Morgan (2)	95,000	95,000	0	0%
Terence Wise (3)	1,608,541	60,000	1,548,541	17.7%
N. Scott Fine (4)	70,000	70,000	0	0%
Sharon Hrynkow (5)	54,317	54,317	0	0%
Michael Matte (6)	65,000	65,000	0	0%
Sangita Shah (7)	70,000	70,000	0	0%

____________

(1)

Beneficial Ownership. Applicable percentages are based on 8,782,496 shares outstanding as of the record date, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying options and warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, Forward believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. The table includes only vested options, or options that have or will vest and become exercisable within 60 days.

(2)	Morgan. Mr. Morgan is a director. Represents 10,000 stock options and 85,000 shares of common stock.
(3)	Wise. Mr. Wise is a director and executive officer. Represents 10,000 stock options and 50,000 shares of common stock.

(4)	Fine. Mr. Fine is a director. Represents shares of common stock.
(5)	Hrynkow. Ms. Hrynkow is a director. Represents shares of common stock.
(6)	Matte. Mr. Matte is an executive officer. Represents 15,000 stock options and 50,000 shares of common stock.
(7)	Shah. Ms. Shah is a director. Represents shares of common stock.

PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of Common Stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this Reoffer Prospectus.  The selling stockholders will bear all expenses associated with the sale of the Common Stock.

The selling stockholders may offer their shares of Common Stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•         On any stock exchange on which the shares of Common Stock may be listed at the time of sale

•         In negotiated transactions

•         In the over-the-counter market

•         In a combination of any of the above transactions

The selling stockholders may offer their shares of Common Stock at any of the following prices:

•         Fixed prices which may be changed

•         Market prices prevailing at the time of sale

•         Prices related to such prevailing market prices

•         At negotiated prices

The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring Common Stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the Nasdaq or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country, other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The selling stockholders have represented to us that any purchase or sale of shares of Common Stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our Common Stock (a “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our Common Stock or any right to purchase our Common Stock, for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our Common Stock except for the purpose of preventing or retarding a decline in the open market price of our Common Stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling stockholders will be reoffering and reselling our Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our Common Stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby have been passed upon for the Company by Nason Yeager Gerson White & Lioce, P.A., 3001 PGA Boulevard, Suite 305, Palm Beach Gardens, Florida 33410.

EXPERTS

The consolidated financial statements of Forward Industries, Inc. appearing in Forward Industries, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015 have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein.  Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC four Registration Statements on Form S-8 under the Securities Act (including this one) with respect to the shares of Common Stock offered hereby.  For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statements.  Statements contained in this Reoffer Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this Reoffer Prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) (except with respect to information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K, only those reports that so indicate on the cover page thereof) of the Exchange Act, until the sale of all the shares of Common Stock that are part of this offering.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus. The documents we are incorporating by reference are as follows:

(1)	Our Annual Report on Form 10-K filed with the SEC on December 16, 2015 for the fiscal year ended September 30, 2015;

(2)

Our Quarterly Report on Form 10-Q filed with the SEC on August 12, 2016 for the quarter ended June 30, 2016, our Quarterly Report on Form 10-Q filed with the SEC on May 16, 2016 for the quarter ended March 31, 2016, and our Quarterly Report on Form 10-Q filed with the SEC on February 9, 2016 for the quarter ended December 31, 2015;

(3)

Our Current Reports on Form 8-K filed with the SEC on August 12, 2016, May 16, 2016, February 9, 2016, January 22, 2016 and December 9, 2015 (other than portions of those documents designated as “furnished”); and

(4)	The description of our Common Stock contained in our registration statement on Form S-1, filed pursuant to Section 12 of the Exchange Act on March 26, 2014.

Item 4.      Description of Securities

Not applicable.

Item 5.      Interest of Named Experts and Counsel

None.

  Item 6.      Indemnification of Officers and Directors

Under the New York Business Corporation Law (“BCL”), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director of officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonable believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interest of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the BCL, any indemnification under the BCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the shareholders.

The indemnification described above under the BCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the BCL.

Article V of the Registrant’s Amended and Restated Bylaws provides as follows:

“ARTICLE V. INDEMNIFICATION. Section 501. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (and whether or not (i) by or in the right of the Corporation to procure a judgment in its favor or (ii) by or in the right of any Other Entity (as defined below) which such person served in any capacity at the request of the Corporation, to procure a judgment in its favor), by reason of the fact that such person, or his or her testator or intestate, is or was a director or officer of the Corporation or served such Other Entity in any capacity at the request of the Corporation, against all judgments, fines, amounts paid in settlement and all expenses, including attorneys’ and other experts’ fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or any appeal therein, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, or (b) in otherwise seeking to enforce the provisions of this Section 501, or (c) in securing or enforcing such person’s rights under any policy of director or officer liability insurance provided by the Corporation, if such person acted in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of services for any Other Entity, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that such person did not act in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any Other Entity, not opposed to, the best interests of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

However, (i) no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; (ii) no indemnification may be made if there has been a settlement approved by the court and the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement; and (iii) in the event of a proceeding by or in the right of the Corporation to procure a judgment in its favor, no indemnification may be made if it is settled or otherwise disposed of or such person shall have been finally adjudged liable to the Corporation, unless (and only to the extent that) the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any expense described in the first paragraph of this Section 501 that is incurred by any person entitled to indemnification under this Section 501 shall be paid or reimbursed to such person by the Corporation in advance of the final disposition of any related action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount to the Corporation to the extent, if any, that such person (i) is ultimately found not to be entitled to indemnification or (ii) receives reimbursement for such expenses under a policy of insurance paid for by the Corporation. Such advances shall be paid by the Corporation to such person within twenty days following delivery of a written request therefor by such person to the Corporation. No payment made by the Corporation pursuant to this paragraph shall be deemed or construed to relieve the issuer of any insurance policy of any obligation or liability which, but for such payment, such insurer would have to the Corporation or to any director or officer of the Corporation or other individual to whom or on whose behalf such payment is made by the Corporation.

The indemnification and advancement of expenses provided by this Section 501: (i) shall continue as to the person entitled to indemnification hereunder even though he or she may have ceased to serve in the capacity that entitles him or her to indemnification at the time of the action or proceeding and (ii) shall inure to the benefit of the heirs, executors and administrators of such person.

A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in this Section 501 shall be entitled to (i.e., has a legally binding right against the Corporation to) the indemnification authorized by this Section 501. Except as provided in the immediately preceding sentence, any indemnification provided for in this Section 501 (unless ordered by a court under Section 724 of the Business Corporation Law), shall be made by the Corporation only if authorized in the specific case:

(1) By the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding for which indemnification is sought, upon a finding that the person seeking indemnification has met the standard of conduct set forth in the first two paragraphs of this Section 501, or,

(2) If a quorum under the immediately preceding subparagraph is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

(A) by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in said first two paragraphs has been met by such person, or

(B) by the shareholders upon a finding that the person has met the applicable standard of conduct set forth in said first two paragraphs.

Notwithstanding any other provision hereof, no amendment or repeal of this Section 501, or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of reasonable expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

The Corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys’ fees, to the extent permitted by law, but the Corporation’s failure to do so shall not in any manner affect or limit the rights provided for by this Section 501 or otherwise.

For purposes of this Section 501, the term “the Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions, and the term “Other Entity” shall mean a corporation (other than the Corporation) of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise. For purposes of this Section 501, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to any employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.”

In addition the Registrant maintains Directors and Officers Liability insurance. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law.

Item 7.      Exemption From Registration Claimed

Not applicable.

Item 8.      Exhibits

4.1	Forward Industries, Inc. 2011 Long Term Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement, Definitive 14A as filed with the SEC on January 26, 2011).
4.2

Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, as filed with the SEC on February 25, 2010).

*5.1	Opinion of Nason Yeager Gerson White & Lioce, P.A. as to the legality of the stock covered by this registration statement.
*23.1	Consent of CohnReznick LLP, independent registered public accounting firm.
23.2	Consent of Nason Yeager Gerson White & Lioce, P.A. (included in exhibit 5.1).
24.1	Powers of Attorney, included on the signature page to this Registration Statement.

____________

*          Filed herewith.

Item 9.      Undertakings.

A.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purposes of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of a post‑effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 16th day of September, 2016.

FORWARD INDUSTRIES, INC.
(Registrant)

By:	/s/ Terence Wise
Terence Wise Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Terence Wise and Michael Matte his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

September 16, 2016	/s/ Terence Wise
Terence Wise
Principal Executive Officer and Director

September 16, 2016	/s/ Michael Matte
Michael Matte Principal Financial Officer and Chief Accounting Officer
September 16, 2016	/s/ N. Scott Fine N. Scott Fine
Director

September 16, 2016	/s/ Sangita Shah
Sangita Shah
Director

September 16, 2016	/s/ Sharon Hrynkow
Sharon Hrynkow
Director

September 16, 2016	/s/ Howard Morgan
Howard Morgan
Director

EXHIBIT INDEX

4.1	Forward Industries, Inc. 2011 Long Term Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement, Definitive 14A as filed with the SEC on January 26, 2011).
4.2

Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, as filed with the SEC on February 25, 2010).

*5.1	Legal Opinion of Nason Yeager Gerson White & Lioce, P.A.
*23.1	Consent of CohnReznick LLP, independent registered public accounting firm.
23.2	Consent of Nason Yeager Gerson White & Lioce, P.A. (included in exhibit 5.1).
24.1	Powers of Attorney, included on the signature page to this Registration Statement.

____________

*          Filed herewith.